Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139810, 333-149773, 333-158070, 333-165218, 333-171795, 333-179378, and 333-186180) pertaining to the 2001 Stock Option/Stock Issuance Plan, Amended and Restated 2006 Equity Incentive Plan, 2006 Employee Stock Purchase Plan of Affymax, Inc. and the Registration Statements on Form S-3 (Nos. 333-158080, 333-162275, 333-165220, and 333-176137) of Affymax, Inc. and in the related Prospectuses of our reports dated April 1, 2013, with respect to the financial statements of Affymax, Inc., and the effectiveness of internal control over financial reporting of Affymax, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.
/s/ ERNST & YOUNG LLP
Redwood City, California
April 1, 2013